Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS THIRD QUARTER 2021 RESULTS

GROUND LEASE PORTFOLIO APPROACHES 14% OF ANNUALIZED BASE RENTS

Bloomfield Hills, MI, November 1, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2021. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2021 Financial and Operating Highlights:

▪	Invested approximately $342.7 million in 83 retail net lease properties
▪	30.3% of annualized base rents acquired were derived from ground leased assets
▪	Net Income per share attributable to common stockholders increased 34.4% to $0.52
▪	Core Funds from Operations (“Core FFO”) per share increased 13.0% to $0.92
▪	Adjusted Funds from Operations (“AFFO”) per share increased 11.5% to $0.89
▪	Declared an October monthly dividend of $0.227 per share, a 9.8% year-over-year increase
▪	Completed inaugural public offering of 4.250% Series A Cumulative Redeemable Preferred Stock for net proceeds of approximately $170.3 million
▪	Sold 367,464 shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $27.0 million
▪	Balance sheet positioned for growth at 3.7 times proforma net debt to recurring EBITDA; 4.4 times excluding unsettled forward equity
▪	Appointed Michael Judlowe to the Company’s Board of Directors

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended September 30, 2021 increased 70.9% to $36.4 million, compared to $21.3 million for the comparable period in 2020. Net Income per share for the three months ended September 30, 2021 increased 34.4% to $0.52, compared to $0.39 per share for the comparable period in 2020.

Net Income for the nine months ended September 30, 2021 increased 31.1% to $88.8 million, compared to $67.8 million for the comparable period in 2020. Net Income per share for the nine months ended September 30, 2021 increased 1.3% to $1.34, compared to $1.32 per share for the comparable period in 2020.

Core FFO

Core FFO for the three months ended September 30, 2021 increased 44.0% to $64.0 million, compared to Core FFO of $44.5 million for the comparable period in 2020. Core FFO per share for the three months ended September 30, 2021 increased 13.0% to $0.92, compared to Core FFO per share of $0.81 for the comparable period in 2020.

Core FFO for the nine months ended September 30, 2021 increased 43.2% to $175.9 million, compared to Core FFO of $122.9 million for the comparable period in 2020. Core FFO per share for the nine months ended September 30, 2021 increased 11.2% to $2.65, compared to Core FFO per share of $2.39 for the comparable period in 2020.

AFFO

AFFO for the three months ended September 30, 2021 increased 42.0% to $62.1 million, compared to AFFO of $43.8 million for the comparable period in 2020. AFFO per share for the three months ended September 30, 2021 increased 11.5% to $0.89, compared to AFFO per share of $0.80 for the comparable period in 2020.

AFFO for the nine months ended September 30, 2021 increased 41.6% to $172.3 million, compared to AFFO of $121.7 million for the comparable period in 2020. AFFO per share for the nine months ended September 30, 2021 increased 10.0% to $2.60, compared to AFFO per share of $2.36 for the comparable period in 2020.

Dividend

In the third quarter, the Company declared monthly cash dividends of $0.217 per common share for each of July, August and September 2021. The monthly dividends reflected an annualized dividend amount of $2.604 per common share, representing an 8.5% increase over the annualized dividend amount of $2.400 per common share from the third quarter of 2020. The dividends represent payout ratios of approximately 71% of Core FFO per share and 73% of AFFO per share, respectively.

For the nine months ended September 30, 2021, the Company declared monthly dividends totaling $1.923 per common share, a 7.7% increase over the dividends of $1.785 per common share declared for the comparable period in 2020. The dividends represent payout ratios of approximately 72% of Core FFO per share and 74% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.227 per common share for October 2021. The monthly dividend reflects an annualized dividend amount of $2.724 per common share, representing a 9.8% increase over the annualized dividend amount of $2.480 per common share from the fourth quarter of 2020. The dividend is payable November 12, 2021 to stockholders of record at the close of business on October 29, 2021.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable November 1, 2021 to stockholders of record at the close of business on October 25, 2021.

CEO Comments

“We are extremely pleased with our year-to-date performance as we achieved record investment volume of more than $1 billion through the first nine months while maintaining a disciplined underwriting approach aligned with our RETHINK RETAIL initiative,” said Joey Agree, President and Chief Executive Officer. “Our focus on best-in-class retail net lease opportunities has served to construct a leading portfolio with nearly 14% of annualized base rents derived from ground leases and 67% via investment grade tenants. Additionally, the completion of our inaugural preferred equity issuance during the quarter further positions our Company for dynamic growth and provides enhanced balance sheet flexibility.”

Portfolio Update

As of September 30, 2021, the Company’s portfolio consisted of 1,338 properties located in 47 states and contained approximately 27.7 million square feet of gross leasable area.

The portfolio was approximately 99.6% leased, had a weighted-average remaining lease term of approximately 9.5 years, and generated 66.9% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the quarter, the Company acquired 28 ground leases for an aggregate purchase price of approximately $108.9 million, representing 30.3% of annualized base rents acquired.

As of September 30, 2021, the Company’s ground lease portfolio consisted of 162 leases located in 30 states and totaled approximately 4.7 million square feet of gross leasable area. Properties ground leased to tenants increased to 13.8% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 12.1 years, and generated 87.0% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the third quarter was approximately $340.1 million and included 80 properties net leased to leading retailers operating in sectors including off-price retail, convenience stores, tire and auto service, home improvement, auto parts, grocery and general merchandise. The properties are located in 28 states and leased to tenants operating in 20 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of approximately 10.7 years. Approximately 59.2% of annualized base rents acquired were generated from investment grade retail tenants.

For the nine months ended September 30, 2021, total acquisition volume was approximately $1.07 billion. The 219 acquired properties are located in 40 states and leased to tenants who operate in 26 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of approximately 11.9 years. Approximately 69.8% of annualized base rents were generated from investment grade retail tenants or parent entities thereof.

The Company is increasing the lower end of its outlook for acquisition volume for the full-year 2021 to $1.3 billion and is maintaining the upper end of the range at $1.4 billion of high-quality retail net lease properties. This compares with a previous range of $1.2 billion to $1.4 billion.

Dispositions

During the three months ended September 30, 2021, the Company sold three properties for gross proceeds of approximately $11.8 million. The weighted-average capitalization rate of the dispositions was 6.3%. During the nine months ended September 30, 2021, the Company divested 13 properties for total gross proceeds of $48.3 million. The weighted-average capitalization rate of the dispositions was 6.6%.

The Company's disposition guidance for 2021 remains between $50 million and $75 million.

Development and Partner Capital Solutions

During the quarter, the Company commenced its third project with Gerber Collision in New Port Richey, Florida, which is expected to be completed in the second quarter of 2022. Construction continued during the third quarter on the Company’s first development with 7-Eleven in Saginaw, Michigan and the Company’s second Gerber Collision project in Pooler, Georgia, both of which are expected to be completed during the first quarter of 2022.

For the nine months ended September 30, 2021, the Company had seven development or PCS projects completed or under construction. Anticipated total costs are approximately $40.0 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Burlington	Texarkana, TX	Build-to-Suit	11 years	Q1 2021	Complete
Grocery Outlet	Port Angeles, WA	Build-to-Suit	15 years	Q2 2021	Complete
Gerber Collision	Buford, GA	Build-to-Suit	15 years	Q2 2021	Complete
Floor & Décor	Naples, FL	Build-to-Suit	15 years	Q2 2021	Complete
7-Eleven	Saginaw, MI	Build-to-Suit	15 years	Q1 2022	Under Construction
Gerber Collision	Pooler, GA	Build-to-Suit	15 years	Q1 2022	Under Construction
Gerber Collision	New Port Richey, FL	Build-to-Suit	15 years	Q2 2022	Under Construction

Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 72,000 square feet of gross leasable area throughout the existing portfolio.

For the nine months ended September 30, 2021, the Company executed new leases, extensions or options on approximately 347,000 square feet of gross leasable area throughout the existing portfolio.

As of September 30, 2021, the Company’s four remaining 2021 lease maturities represented 0.1% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2021, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2021	4	526	0.1%	44	0.2%
2022	19	3,313	0.9%	326	1.2%
2023	45	9,857	2.8%	1,276	4.6%
2024	43	13,529	3.8%	1,613	5.8%
2025	67	15,972	4.5%	1,543	5.6%
2026	100	19,804	5.6%	2,039	7.4%
2027	90	21,013	5.9%	1,768	6.4%
2028	96	23,906	6.8%	2,125	7.7%
2029	129	37,261	10.5%	3,319	12.0%
2030	210	41,773	11.8%	3,059	11.1%
Thereafter	645	166,304	47.3%	10,482	38.0%
Total Portfolio	1,448	$353,258	100.0%	27,594	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2021 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2021, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

As of September 30, 2021, Walgreens, CarMax and LA Fitness are no longer among the Company’s top tenants. The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2021:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$23,760	6.7%
Tractor Supply	13,875	3.9%
Dollar General	13,335	3.8%
Best Buy	11,771	3.3%
O'Reilly Auto Parts	11,537	3.3%
TJX Companies	11,259	3.2%
Kroger	10,798	3.1%
Hobby Lobby	10,595	3.0%
Sherwin-Williams	10,290	2.9%
Lowe's	9,811	2.8%
CVS	9,520	2.7%
Wawa	9,127	2.6%
TBC Corporation	7,893	2.2%
Burlington	7,615	2.2%
Dollar Tree	7,272	2.1%
Home Depot	6,841	1.9%
Sunbelt Rentals	6,730	1.9%
AutoZone	6,288	1.8%
Other(2)	164,941	46.6%
Total Portfolio	$353,258	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of September 30, 2021:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$37,356	10.6%
Home Improvement	33,376	9.4%
Convenience Stores	27,670	7.8%
Tire and Auto Service	27,579	7.8%
General Merchandise	23,451	6.6%
Auto Parts	22,064	6.2%
Off-Price Retail	21,087	6.0%
Dollar Stores	19,612	5.6%
Pharmacy	15,576	4.4%
Farm and Rural Supply	15,388	4.4%
Consumer Electronics	13,552	3.8%
Crafts and Novelties	12,811	3.6%
Warehouse Clubs	8,288	2.3%
Restaurants - Quick Service	7,383	2.1%
Equipment Rental	7,056	2.0%
Health and Fitness	6,984	2.0%
Dealerships	6,475	1.8%
Health Services	6,448	1.8%
Discount Stores	6,448	1.8%
Home Furnishings	5,696	1.6%
Specialty Retail	4,710	1.3%
Restaurants - Casual Dining	4,490	1.3%
Theaters	3,854	1.1%
Financial Services	3,293	0.9%
Sporting Goods	3,243	0.9%
Pet Supplies	2,597	0.7%
Entertainment Retail	2,333	0.7%
Apparel	1,253	0.4%
Beauty and Cosmetics	1,159	0.3%
Shoes	1,058	0.3%
Office Supplies	860	0.3%
Miscellaneous	108	0.2%
Total Portfolio	$353,258	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of September 30, 2021:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$25,716	7.3%
Michigan	20,982	5.9%
Florida	20,207	5.7%
Ohio	19,969	5.7%
Illinois	19,521	5.5%
New Jersey	19,201	5.4%
North Carolina	19,092	5.4%
New York	13,918	3.9%
California	13,553	3.8%
Pennsylvania	12,905	3.7%
Georgia	11,814	3.3%
Virginia	10,564	3.0%
Wisconsin	9,966	2.8%
Connecticut	9,765	2.8%
Missouri	8,921	2.5%
Other(2)	117,164	33.3%
Total Portfolio	$353,258	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets and Balance Sheet

Capital Markets

In September 2021, the Company completed its inaugural public offering of 7,000,000 depositary shares at $25.00 per depositary share, with each depositary share representing 1/1,000th of a share of 4.250% Series A Cumulative Redeemable Preferred Stock. Upon closing, the Company received total net proceeds of approximately $170.3 million, after deducting fees and estimated offering expenses.

During the third quarter of 2021, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 367,464 shares of common stock for anticipated net proceeds of approximately $27.0 million. Additionally, the Company settled 885,912 shares under forward sale agreements entered into through its ATM program and received net proceeds of approximately $56.1 million.

At quarter end, the Company had 3,419,340 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $226.5 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of September 30, 2021:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q4 2020 ATM Forward Offerings	1,501,210	-	1,501,210	-	$94,660,759
Q1 2021 ATM Forward Offerings	372,469	-	372,469	-	$24,669,939
Q2 2021 ATM Forward Offerings	1,178,197	-	1,178,197	-	$80,117,774
Q3 2021 ATM Forward Offerings	367,464		367,464		$27,006,743
Total Forward Equity Offerings	3,419,340	-	3,419,340	-	$226,455,215

Balance Sheet

As of September 30, 2021, the Company’s net debt to recurring EBITDA was 4.4 times. The Company’s proforma net debt to recurring EBITDA was 3.7 times when deducting the $226.5 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $1.4 billion as of September 30, 2021. The Company’s fixed charge coverage ratio was 5.1 times as of the end of the third quarter.

The Company’s total debt to enterprise value was 24.6% as of September 30, 2021. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common and preferred stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) units into common stock.

For the three and nine months ended September 30, 2021, the Company’s fully diluted weighted-average shares outstanding were 69.6 million and 66.0 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2021 were 69.1 million and 65.6 million, respectively.

For the three and nine months ended September 30, 2021, the Company’s fully diluted weighted-average shares and units outstanding were 69.9 million and 66.3 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2021 were 69.5 million and 66.0 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of September 30, 2021, there were 347,619 Operating Partnership units outstanding and the Company held a 99.5% interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, November 2, 2021 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2021, the Company owned and operated a portfolio of 1,338 properties, located in 47 states and containing approximately 27.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

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Contact:

Peter Coughenour

Interim Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	September 30, 2021	December 31, 2020
Assets:
Real Estate Investments:
Land	$1,459,526	$1,094,550
Buildings	2,863,568	2,371,553
Accumulated depreciation	(216,775)	(172,577)
Property under development	7,728	10,653
Net real estate investments	4,114,047	3,304,179
Real estate held for sale, net	5,571	1,199
Cash and cash equivalents	91,881	6,137
Cash held in escrows	10,927	1,818
Accounts receivable - tenants	52,854	37,808
Lease intangibles, net of accumulated amortization of $164,517 and $125,995 at September 30, 2021 and December 31, 2020, respectively	645,594	473,592
Other assets, net	76,626	61,450
Total Assets	$4,997,500	$3,886,183

Liabilities:
Mortgage notes payable, net	$32,607	$33,122
Unsecured term loans, net	-	237,849
Senior unsecured notes, net	1,494,747	855,328
Unsecured revolving credit facility	-	92,000
Dividends and distributions payable	15,507	34,545
Accounts payable, accrued expenses and other liabilities	80,494	71,390
Lease intangibles, net of accumulated amortization of $28,303 and $24,651 at September 30, 2021 and December 31, 2020, respectively	32,544	35,700
Total Liabilities	$1,655,899	$1,359,934

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at September 30, 2021, no shares issued and outstanding at December 31, 2020	175,000	-
Common stock, $.0001 par value per share, 180,000,000 and 90,000,000 shares authorized, 69,779,748 and 60,021,483 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	7	6
Additional paid-in capital	3,300,227	2,652,090
Dividends in excess of net income	(130,455)	(91,343)
Accumulated other comprehensive income (loss)	(4,893)	(36,266)
Total Equity - Agree Realty Corporation	$3,339,886	$2,524,487
Non-controlling interest	1,715	1,762
Total Equity	$3,341,601	$2,526,249
Total Liabilities and Equity	$4,997,500	$3,886,183

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues
Rental Income	$87,469	$63,701	$247,722	$176,960
Other	68	109	189	193
Total Revenues	$87,537	$63,810	$247,911	$177,153

Operating Expenses
Real estate taxes	$6,957	$5,516	$18,812	$15,058
Property operating expenses	3,189	2,108	9,944	6,303
Land lease expense	400	325	1,135	977
General and administrative	5,687	4,756	18,806	13,999
Depreciation and amortization	24,488	17,327	69,164	47,067
Provision for impairment	-	2,868	-	3,996
Total Operating Expenses	$40,721	$32,900	$117,861	$87,400

Gain (loss) on sale of assets, net	3,470	970	13,182	7,567

Income from Operations	$50,286	$31,880	$143,232	$97,320

Other (Expense) Income
Interest expense, net	$(13,066)	$(10,158)	$(37,267)	$(28,307)
Income tax (expense) benefit	(390)	(306)	(1,884)	(826)
Gain (loss) on early extinguishment of term loans and settlement of related interest rate swaps	-	-	(14,614)	-
Other (expense) income	-	-	103	23

Net Income	$36,830	$21,416	$89,570	$68,210

Less Net Income Attributable to Non-Controlling Interest	167	136	447	444

Net Income Attributable to Agree Realty Corporation	$36,663	$21,280	$89,123	$67,766

Less Series A Preferred Stock Dividends	289	-	289	-

Net Income Attributable to Common Stockholders	$36,374	$21,280	$88,834	$67,766

Net Income Per Share Attributable to Common Stockholders
Basic	$0.52	$0.39	$1.35	$1.33
Diluted	$0.52	$0.39	$1.33	$1.32

Other Comprehensive Income
Net Income	$36,830	$21,416	$89,570	$68,210
Realized gain (loss) on settlement of interest rate swaps	82	-	869	-
Other comprehensive income (loss) - change in fair value and settlement of interest rate swaps	3,300	1,420	30,676	(33,883)
Total Comprehensive Income (Loss)	40,212	22,836	121,115	34,327
Comprehensive Income Attributable to Non-Controlling Interest	(185)	(152)	(465)	(187)
Comprehensive Income Attributable to Agree Realty Corporation	$40,027	$22,684	$120,650	$34,140

Weighted Average Number of Common Shares Outstanding - Basic	69,102,500	53,721,956	65,623,720	50,637,569
Weighted Average Number of Common Shares Outstanding - Diluted	69,591,848	54,555,672	65,952,113	51,151,462

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Net Income	$36,830	$21,416	$89,570	$68,210
Less Series A Preferred Stock Dividends	289	-	289	-
Net Income attributable to OP Common Unitholders	36,541	21,416	89,281	68,210
Depreciation of rental real estate assets	17,019	12,669	48,439	34,387
Amortization of lease intangibles - in-place leases and leasing costs	7,310	4,523	20,263	12,315
Provision for impairment	-	2,868	-	3,996
(Gain) loss on sale or involuntary conversion of assets, net	(3,470)	(970)	(13,285)	(7,567)
Funds from Operations - OP Common Unitholders	$57,400	$40,506	$144,698	$111,341
Loss on extinguishment of debt and settlement of related hedges	-	-	14,614	-
Amortization of above (below) market lease intangibles, net	6,615	3,964	16,630	11,552
Core Funds from Operations - OP Common Unitholders	$64,015	$44,470	$175,942	$122,893
Straight-line accrued rent	(3,215)	(2,294)	(8,779)	(5,614)
Stock based compensation expense	986	1,233	3,967	3,471
Amortization of financing costs	203	223	692	560
Non-real estate depreciation	159	135	462	365
Adjusted Funds from Operations - OP Common Unitholders	$62,148	$43,767	$172,284	$121,675

Funds from Operations Per Common Share and OP Unit - Basic	$0.83	$0.75	$2.19	$2.18
Funds from Operations Per Common Share and OP Unit - Diluted	$0.82	$0.74	$2.18	$2.16

Core Funds from Operations Per Common Share and OP Unit - Basic	$0.92	$0.82	$2.67	$2.41
Core Funds from Operations Per Common Share and OP Unit - Diluted	$0.92	$0.81	$2.65	$2.39

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$0.89	$0.81	$2.61	$2.39
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$0.89	$0.80	$2.60	$2.36

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	69,450,119	54,069,575	65,971,339	50,985,188
Weighted Average Number of Common Shares and OP Units Outstanding - Diluted	69,939,467	54,903,291	66,299,732	51,499,081

Additional supplemental disclosure
Scheduled principal repayments	$201	$236	$594	$699
Capitalized interest	36	54	200	109
Capitalized building improvements	1,921	973	4,376	3,248

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles and certain infrequently recurring items that reduce or increase net income in accordance with GAAP. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished.  Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles.  Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Net Debt to Recurring EBITDA

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended September 30,
	2021
Net Income	$36,830
Interest expense, net	13,066
Income tax expense	390
Depreciation of rental real estate assets	17,019
Amortization of lease intangibles - in-place leases and leasing costs	7,310
Non-real estate depreciation	159
(Gain) loss on sale or involuntary conversion of assets, net	(3,470)
EBITDAre	$71,304

Run-Rate Impact of Investment, Disposition and Leasing Activity	$3,491
Amortization of above (below) market lease intangibles, net	6,615
Recurring EBITDA	$81,410

Annualized Recurring EBITDA	$325,640

Total Debt	$1,542,839
Cash, cash equivalents and cash held in escrows	(102,808)
Net Debt	$1,440,031

Net Debt to Recurring EBITDA	4.4	x

Net Debt	$1,440,031
Anticipated Net Proceeds from ATM Forward Offerings	(226,455)
Proforma Net Debt	$1,213,576

Proforma Net Debt to Recurring EBITDA	3.7	x

Non-GAAP Financial Measures

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors.  Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt

The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings

The Company has 3,419,340 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $226.5 million based on the applicable forward sale prices as of September 30, 2021. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between December 2021 and September 2022.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Rental Income Source(1)
Minimum rents(2)	$81,334	$58,578	$228,494	$163,045
Percentage rents(2)	102	-	593	249
Operating cost reimbursement(2)	9,433	6,793	26,486	19,604
Straight-line rental adjustments(3)	3,215	2,294	8,779	5,614
Amortization of (above) below market lease intangibles(4)	(6,615)	(3,964)	(16,630)	(11,552)
Total Rental Income	$87,469	$63,701	$247,722	$176,960

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.